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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No. ___________)*

                                  Capri Corp.
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                                (Name of Issuer)

                     Common Stock, par value $.01 per share
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                         (Title of Class of Securities)

                                   140657107
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                                 (CUSIP Number)

                               February 13, 2000
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            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [X]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP NO. 140657107                 13G                       PAGE 2  OF 4 PAGES
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  1     Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
        (Entities Only)

        P. Balasubramanian
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  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [x]


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  3     SEC Use Only


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  4     Citizenship or Place of Organization

        United States
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    Number of
                           5       Sole Voting Power

      Shares                       1,525,000
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   0
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        1,525,000
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

                                   0
    Person With
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  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        1,525,000
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 10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]
        (See Instructions)


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 11     Percent of Class Represented by Amount in Row (9)

        11.81%
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 12     Type of Reporting Person (See Instructions)

        IN
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ITEM 1.

                  (a)      Name of Issuer:  Capri Corp.

                  (b)      Address of Issuer's Principal Executive Offices:

                           2651 Warrenville Road
                           Suite 560
                           Downers Grove, Illinois 60515

ITEM 2.

                  (a)      Name of Person Filing:  P. Balasubramanian

                  (b)      Address of Principal Business Office or, if none,
                           Residence:

                           c/o Capri Corp.
                           2651 Warrenville Road
                           Suite 560
                           Downers Grove, Illinois 60515

                  (c)      Citizenship:  United States

                  (d) Title of Class of Securities: Common Stock, par value $.01 per share

                  (e)      CUSIP Number:  140657107

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTION 240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                  Not applicable.

ITEM 4.           OWNERSHIP

                  Provide the following regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                  See Items 5, 6, 7, 8, 9 and 11 of the Cover Pages.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                  Not applicable.
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ITEM 7.           IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
                  ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP

                  Not applicable.

ITEM 10. CERTIFICATION

                  Not applicable.



SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 2, 2001



  /s/  P. Balasubramanian
---------------------------------
P. Balasubramanian